EXHIBIT 1

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Series A Common Stock of Klaviyo, Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: December 11, 2023

SHOPIFY STRATEGIC HOLDINGS 3 LLC

By:	/s/ Jason Kilpela
Name:	Jason Kilpela
Title:	Director

SHOPIFY INC.

By:	/s/ Michael L. Johnson
Name:	Michael L. Johnson
Title:	Corporate Secretary